Exhibit 99.1

ISTA Pharmaceuticals Announces 2010 Financial Guidance

ISTA Expects 2010 Net Revenue of $147 to $165 Million

Company Anticipates 2010 Operating Income of $8 to $10 Million

IRVINE, Calif., February 09, 2010 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced financial guidance for the full year 2010. The Company expects net revenue will be approximately $147 to $165 million. In addition, ISTA’s management anticipates reporting its first profitable year in 2010, with earnings per share for the full year expected to be at least $0.02, excluding any mark-to-market adjustments relating to warrants.

“2010 will mark ISTA’s transition from a young development company to a financially independent commercial organization,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “By offering products with differentiated value propositions for both the physician and the patient and building a strong and motivated commercial team, we will have achieved this milestone five years after launching our first product, Istalol, which was closely followed by the launch of our flagship product, Xibrom. As we look to 2010 and beyond, Bepreve, Xibrom, XiDay, bepotastine nasal spray, and bromfenac for dry eye stand out as our long-term growth drivers, and we are excited about ISTA’s future.”

2010 Financial Outlook in Detail

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We expect our net revenue for 2010 will be approximately $147 to $165 million. We continue to assume there will not be a generic competitor to Xibrom in 2010. We expect sales from our Xibrom franchise (including XiDay, assuming U.S. Food and Drug Administration (FDA) approval) to be in the range of $95 to $105 million and anticipate sales from Bepreve will be at least $20 million. As in previous years, our net sales are seasonal, with first quarter net sales typically being the lowest of the year and less than the prior quarter.

•	We expect our gross margin in 2010 will be in the range of 74% to 76%.

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We expect R&D expenses to be approximately 18% to 22% of net revenue, depending upon the progress of our clinical programs. In 2010, we will focus our development activities on our bromfenac formulation as a treatment for dry eye disease and our nasal bepotastine formulation for nasal allergies. During 2010, we anticipate initiating our full-scale Phase 3 clinical program in dry eye disease, as well as the long-term safety study required by the FDA in advance of a New Drug Application (NDA) filing. To maximize our bepotastine franchise, we will complete our formulation work for bepotastine nasal and anticipate initiating the clinical program with this product as a treatment for nasal allergies in 2010.

•	We expect SG&A expenses for 2010 to be approximately 48% to 52% of net revenue.

•	We expect our operating income for 2010 will be $8 to $10 million.

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We expect our net income for 2010 will be at least $1 million, or earnings per share of $0.02, excluding any mark-to-market adjustments relating to warrants. Once we are profitable, we expect our fully diluted common shares, including our outstanding shares of common stock, warrants and stock options on a treasury stock basis, will be approximately 49 million shares.

•	We expect our business to generate $6 to $10 million in cash in 2010.

As previously announced on February 1, 2010, the Company will issue full financial results for 2009 after market close on February 23, 2010. In conjunction, ISTA will host a conference call to discuss the 2009 results, as well as review the 2010 guidance and the Company’s product development pipeline. Information for the call and webcast are available at www.istavision.com.

Xibrom (bromfenac ophthalmic solution)® 0.09%, Istalol® (timolol maleate ophthalmic solution) 0.5%, Bepreve™ (bepotastine besilate ophthalmic solution) 1.5%, and XiDay™ (bromfenac ophthalmic solution) are trademarks of ISTA Pharmaceuticals.

Full prescribing information for Bepreve™ is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for Xibrom™ is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/XibromPI_XIB553.pdf

Full prescribing information for Istalol® is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is the fourth largest branded ophthalmic pharmaceutical business in the U.S. ISTA’s four marketed products plus its product candidates include therapies for inflammation, ocular pain, allergy, glaucoma, and dry eye. The Company is developing a strong product pipeline to fuel future growth and market share, supporting its goal to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com/.

Forward-looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2010 expected financial results, ISTA’s expectation to begin a Phase 3 study for ISTA’s new formulation of bromfenac in 2010 and complete the formulation of bepotastine nasal and initiate full-scale clinical development during the year are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts, including clinical trials, and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing, including the introduction of competitive generic products; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks related to the continued

availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2008, and ISTA’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009.

SOURCE ISTA Pharmaceuticals, Inc.

Vince Anido, +1-949-788-5311,

vanido@istavision.com,

or Lauren Silvernail, +1-949-788-5302,

lsilvernail@istavision.com,

both of ISTA Pharmaceuticals;

or Media,

Justin Jackson, jjackson@burnsmc.com,

or Investors,

Juliane Snowden, jsnowden@burnsmc.com,

both of Burns McClellan, +1-212-213-0006,

for ISTA Pharmaceuticals